State of Delaware
Secretary of State
Division of Corporations
Delivered 01:22 PM 07/11/2014
FILED 01:22 PM 07/11/2014
SRV 140945239 - 4486143 FILE

KLEANGAS ENERGY TECHNOLOGIES, INC.,
CERTIFICATE OF DESIGNATION FOR
THE COMMON STOCK NUMBER AND VOTING RIGHTS
THE PREFERRED STOCK SERIES "A" "B" "C" "D", "E" and "F",
NUMBER, VOTING RIGHTS, CONVERSION RIGHTS,
QUALIFICATIONS, LIMITATIONS, RESTRICTIONS AND OTHER CHARTERSISTICS

It is hereby certified that:

1. The Board of Directors **KLEANGAS ENERGY TECHNOLOGIES, INC.**, has the authority to issue such shares of common and/or preferred stock in one or more series, with the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics as shall be stated in the resolution or resolutions in accordance with the By Laws of the Corporation and the Laws of the state of Delaware.

2. The Board of Directors has adopted the following resolutions regarding the number of Shares Authorized are 5,000,000,000 shares of which 4, 989,999,000 are the Common stock with voting rights of one Vote per Share, and:

3. The Board of Directors has adopted the following resolutions regarding the designation, number, power and limitations of the 10,001,000 shares of preferred stock as follows with the specific number, power and limitations of Series F attached hereto and incorporated herein as Exhibit A:

   Designation: That there will be six classes of Preferred Stock Series **"A" "B" "C" "D", "E" and "F".**

   Number: That the number of Shares of Series "A" shall be 200 shares
   That the number of Shares of Series "B" shall be 100 shares
   That the number of Shares of Series "C" shall be 5,300 shares
   That the number of Shares of Series "D" shall be 400 shares
   That the number of Shares of Series "E" shall be 7,995,000 shares
   That the number of Shares of Series "F" shall be 12,720 shares;

thus, leaving 1,987,280 shares of preferred stock authorized but undesignated as a series.

   Voting Rights: That the Shares of Series "A" shall have no voting rights.
   That the Shares of Series "B" shall have no voting rights
   That the Shares of Series "C" shall have no voting rights
   That the Shares of Series "D" shall have voting rights as follows.
   One share of Series of "D" will be equivalent to voting 1,000,000 shares of common stock.
   That the Shares of Series "E" shall have voting rights as follows,
   One share of Series of "E" will be equivalent to voting 10,000,000 shares of common stock; and
   Series "F" shall have no voting rights as further reflected on Exhibit A.

4. CONVERSION RIGHTS, QUALIFICATIONS, LIMITATIONS, RESTRICTIONS AND OTHER CHARTERSISTICS

Preferred Series A Stock **Par Value $.000001**

Each share of Series "A" Convertible Preferred Stock shall be convertible, at the option of the Holder into 10,000 shares of fully paid and non-assessable shares of the Company's Common Stock: provided, however that such conversion would not violate any applicable federal, state, or local law, regulation, or any judgment, writ, decree or order binding upon the Corporation or the Holder; or any provision of the Corporation's or Holder's if applicable, amended Articles of Incorporation or Bylaws, nor conflict with or contravene the provisions of any agreement to which the Corporation and the Holder are parties or which they are bound. The foregoing conversion shall be hereinafter referred to as the "Conversion Ratio" Said Conversion Ratio shall be subject to equitable adjustment a the reasonable discretion of the Board of Directors of the Corporation in the event of the occurrence of capital events which make such adjustments appropriate, such as a dividend payable to shares of common stock, combinations of common stock, a merger or consolidation, or the like. (See **Limitations on Conversion**)

Preferred Series B Stock **Par Value $.000001**

Each share of Series "B" Convertible Preferred Stock shall be convertible, at the option of the Holder into 10,000,000 shares of fully paid and non-assessable shares of the Company's Common Stock; provided, however that such conversion would not violate any applicable federal, state, or local law, regulation, or any judgment, writ, decree or order binding upon the Corporation or the Holder; or any provision of the Corporation's or Holder's if applicable, amended Articles of Incorporation or Bylaws, nor conflict with or contravene the provisions of any agreement to which the Corporation and the Holder are parties or which they are bound. The foregoing conversion shall be hereinafter referred to as the "Conversion Ratio" Said Conversion Ratio shall be subject to equitable adjustment a the reasonable discretion of the Board of Directors of the Corporation in the event of the occurrence of capital events which make such adjustments appropriate, such as a dividend payable to shares of common stock, combinations of common stock, a merger or consolidation, or the like. (See **Limitations on Conversion**)

Preferred Series C Stock **Par Value $0.000001**

Each share of Series "C" Convertible Preferred Stock shall be convertible, at the option of the Holder into Ten Thousand ($10,000) worth shares of fully paid and non-assessable shares of the Company's Common Stock based upon the most recent 10 day average closing price effective the date of receipt of the conversion request; provided, however that such conversion would not violate any applicable federal, state, or local law, regulation, or any judgment, writ, decree or order binding upon the Corporation or the Holder; or any provision of the Corporation's or Holder's if applicable, amended Articles of Incorporation or Bylaws, nor conflict with or contravene the provisions of any agreement to which the Corporation and the Holder are parties or which they are bound. The foregoing conversion shall be hereinafter referred to as the "Conversion Ratio" Said Conversion Ratio shall be subject to equitable adjustment a the reasonable discretion of the Board of Directors of the Corporation in the event of the occurrence of capital events which make such adjustments appropriate, such as a dividend payable to shares of common stock, combinations of common stock, a merger or consolidation, or the like. (See **Limitations on Conversion**)

Limitations on Conversion

No Conversion of any issued shares of Preferred Series "A, B &C" into common stock shall exceed 4.9% of the then issued and outstanding shares of common stock as reported by the Company's transfer agent, unless such conversion is submitted to and approved by the board of directors of the Company. The Company may request information from the holder of any preferred shares submitted for conversion as to that shareholders current ownership of common stock or other security of the Company.

Preferred Series D Stock **Par Value $.000001**

Each share of Series "D" Preferred Stock is not convertible into Common stock. Preferred Stock "D" has voting rights as follows. One share of Series of "D" will be equivalent to voting 1,000,000 shares of common stock.

Preferred Series E Stock **Par Value $.000001**

These shares are the former Series A shares of Kleangas Technologies Inc. Each share of Series "E" Preferred Stock is not convertible into Common stock. Preferred Stock "E" has voting rights as follows. One share of Series of "E" will be equivalent to voting 10,000,000 shares of common stock.

Preferred Series F Stock

These 12,720 shares are the 2,000,000 of the former shares designated as "Series E", which were returned to treasury and cancelled on 7-3, 2014. The rights and preferences of the Series "F" are set forth on Exhibit A attached hereto and incorporated herein.

5. Reissue of Preferred Stock; Shares of Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise can be reissued, as determined by the corporation and approved by the Board of Directress

6. Mandatory Redemption. There shall be no mandatory redemption.

Resolved, that the statements contained in the forging resolutions creating and designation the Preferred Stock Series "A" "B" and "C" with no voting rights and Preferred Stock Series "D" and "E" have voting rights and no conversion rights. Series "F" shall also have no voting rights but shall have conversion rights.

In accordance with the By-Laws of the Corporation Section III is hereby approved by the Board of Directors and is hereby adopted and is effective as of this date July 8, 2014.

Bo Linton, CEO of KLEANGAS ENERGY TECHNOLOGIES, INC.

Exhibit A

KLEANGAS ENERGY TECHNOLOGIES, INC

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES E PREFERRED STOCK

The undersigned, Bo Linton, hereby certifies that:

A. I am the Chief Executive Officer and Secretary, of Kleangas Energy Technologies, Inc, a Delaware corporation (the " **Corporation**").

B. The Corporation is authorized to issue 1,000 shares of Preferred A, B, C and D stock, par value $0.00001, of which none are issued and outstanding. The Corporation is authorized to issue 8,000,00 shares of Preferred E stock, par value $0.00001, of which 8,000,000 shares are current issued and outstanding. The Corporation is authorized to issue 12,720 shares of Preferred F Stock, par value $0.00001. The Corporation is further authorized to issue 1,987,280 shares of preferred stock which remain undesignated.

C. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 10,001,000 shares, par value $0.00001, (the "**Preferred Stock**"), issuable from time to time in one or more series as more fully set forth in that certain "Kleangas Energy Technologies Inc. Certificate of Designation for the Common Stock Number and Voting Rights of the Preferred Stock Series "A", "B", "C", "D", "E" and "F", Number, Voting Rights, Conversion Rights, Qualifications, Limitations, Restrictions and Other Characteristics dated July 8, 2014 (the "Certificate of Designation");

WHEREAS, pursuant to the Certificate of Designation, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any Series and the designation thereof, of any of them;

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid and as set forth in this Certificate of Designations of Preferences, Rights and Limitations of Series F Preferred Stock, to designate the rights, preferences, restrictions and other matters relating to the Series F Preferred Stock, which will consist of up to 12,720 shares of the Preferred Stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

1. **Designation, Amount and Par Value.** The series of Preferred Stock will be designated as the Corporation's Series F Preferred Stock (the "**Series F Preferred Stock**") and the number of shares so designated will be 12,720, which will not be subject to increase without any consent of the holders of the Series F Preferred Stock (each a "**Holder**" and collectively, the "**Holders**") that may be required by applicable law. Each share of Series F Preferred Stock will have a par value of $0.00001 per share.

2. **Ranking.** The Series F Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and pari passu in right of liquidation with the Corporation's common stock, par value $0.00001 per share ("**Common Stock**"); (b) junior in right of dividends and liquidation with respect to the Series A-D Preferred Stock; and (c) junior to all existing and future indebtedness of the Corporation.

3. **Voting.** Except as required by applicable law or as set forth herein, the holders of shares of Series F Preferred Stock will have no right to vote on any matters, questions or proceedings of this Corporation including, without limitation, the election of directors.

4. **Dividends.** Commencing on the date of the issuance of any such shares of Series F Preferred Stock (each respectively an "**Issuance Date**"), Holders of Series F Preferred Stock will be entitled to receive dividends on each outstanding share of Series F Preferred Stock ("**Dividends**"), which will accrue in shares of Series F Preferred Stock at a rate equal to 8.00% per annum from the Issuance Date. Accrued Dividends will be payable upon redemption or conversion of the Series F Preferred Stock in accordance with **Section I.F or Section I.G.** If upon any payment date, the accrued Dividends do not equal a full Series F Share, such amount shall be rounded up to the next whole share amount. Any calculation of the amount of such Dividends payable pursuant to the provisions of this **Section I.C.** will be made based on a 365-day year and on the number of days actually elapsed during the applicable calendar quarter, compounded annually. So long as any shares of Series F Preferred Stock are outstanding, no dividends or other distributions will be paid, declared or set apart with respect to any Common Stock. The Common Stock will not be redeemed while the Series F Preferred Stock is outstanding.

5. **Liquidation.** Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, pari passu with any distribution or payment made to the holders of Common Stock by reason of their ownership thereof, the Holders of Series F Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series F Preferred Stock equal to $1,000.00 (the "**Original Series F Issue Price**"), plus any accrued but unpaid Dividends thereon (collectively, the "**Series F Liquidation Value**"). If, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the amounts payable with respect to the shares of Series F Preferred Stock are not paid in full, the holders of shares of Series F Preferred Stock will share equally and ratably with the holders of shares of Common Stock in any distribution of assets of the Corporation in proportion to the liquidation preference and an amount equal to all accumulated and unpaid Dividends, if any, to which each such holder is entitled. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the

Corporation will be insufficient to make payment in full to all Holders, then such assets will be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

6. **Redemption.**

a. Corporation's Redemption Option. the Corporation will have the right, at the Corporation's option, to redeem all or a portion of the shares of Series F Preferred Stock, at a price per share equal to 130% of the Series F Liquidation Value (the "**Corporation Redemption Price**").

b. Mandatory Redemption. If the Corporation determines to liquidate, dissolve or wind-up its business and affairs, or effect any Deemed Liquidation Event (as defined below), the Corporation will redeem the Series F Preferred Stock at the Corporation Redemption. The Corporation will not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation will be allocated among the holders of capital stock of the Corporation in accordance with this Section.

c. Mechanics of Redemption. If the Corporation elects to redeem any of the Holders' Series F Preferred Stock then outstanding, it will deliver written notice thereof via facsimile and overnight courier ("**Notice of Redemption**") to each Holder, which Notice of Redemption will indicate (a) the number of shares of Series F Preferred Stock that the Corporation is electing to redeem and (b) the Corporation Redemption Price.

d. Payment of Redemption Price. Upon receipt by any Holder of a Notice of Redemption, such Holder will promptly submit to the Corporation such Holder's Series E Preferred Stock certificates. Upon receipt of such Holder's Series F Preferred Stock certificates, the Corporation will pay the Corporation Redemption Price to such Holder in cash.

7. **Conversion .**

a. Mechanics of Conversion. Subject to the terms and conditions hereof, one or more of the Series F Preferred Stock may be converted into shares of Common Stock, at any time or times after (but not on or before) the earlier to occur of the (i) six-month anniversary of the issuance date of such Series F Preferred Stock or (ii) an effective registration statement covering the shares if Common Stock to be issued pursuant to the Conversion Notice (as detailed below), at the option of Holder, by written notice to the Corporation (the "**Conversion Notice**"), of the Holder's election to convert the Series F Preferred Stock. On the same Trading Day which the Corporation has received the Conversion Notice (as the case may be) by 11:59 a.m. Eastern time, or the following Trading Day if received after such time or on a non-Trading Day, the Corporation shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of the Conversion Notice to the Holder and the Corporation's transfer agent (the "**Transfer Agent**") and shall authorize the credit by the Transfer Agent of such aggregate number of Conversion Shares to which the Holder is entitled pursuant to such Conversion Notice to Holder's or its designee's balance account with The Depository Trust Corporation (DTC) Fast Automated Securities Transfer (FAST) Program, through its Deposit/Withdrawal at Custodian

(DWAC) system, time being of the essence. No fractional shares of Common Stock are to be issued upon conversion of Series E Preferred Stock, but rather the Corporation shall round up the amount to the nearest whole share. The Holder shall not be required to deliver the original certificates for the Series F Preferred Stock in order to effect a conversion hereunder. The Corporation shall pay any and all taxes which may be payable with respect to the issuance and delivery of Conversion Shares to Holder.

b. Shares Issuable Upon Conversion. In the event of a conversion of any Series F Preferred Stock pursuant to a Conversion Notice, the Corporation shall issue to the Holder of such Series F Preferred Stock a number of share of Common Stock (the "**Conversion Shares**") equal to the Series F Liquidation Value divided by the Conversion Price (as defined below).

c. Conversion Price. Conversion Price shall mean the lower of (i) $0.0028 per share of Common Stock, or (ii) 70% of the lowest individual daily VWAP in the ten Trading Days prior to the date the Conversion Notice is delivered to the Corporation.

d. Stock Splits. If the Corporation at any time on or after the date of issuance of any Preferred Stock subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Conversion Shares will be proportionately increased. If the Corporation at any time on or after such issuance date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased. Any adjustment under this Section 4.c shall become effective at the close of business on the date the subdivision or combination becomes effective.

e. Conversion Limitation. Notwithstanding any other provision, at no time may the Corporation or Holder deliver a Conversion Notice if the number of Conversion Shares to be received pursuant to such Conversion Notice, aggregated with all other shares of Common Stock then beneficially (or deemed beneficially) owned by Holder, would result in Holder owning, on the date of delivery of the Conversion Notice, more than 4.99% of all Common Stock outstanding as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In addition, as of any date, the aggregate number of shares of Common Stock into which the Preferred Stock are convertible within 61 days, together with all other shares of Common Stock then beneficially (or deemed beneficially) owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by Holder and its affiliates (as such term is defined in Rule 12b-2 under the Exchange Act), shall not exceed 4.99% of the total outstanding shares of Common Stock as of such date.

8. Transferability. The Series F Preferred Stock may only be sold, transferred, assigned, pledged or otherwise disposed of ("**Transfer**") in accordance with state and federal securities laws. The Corporation will keep at its principal office, or at the offices of the transfer agent, a register of the Series F Preferred Stock. Upon the surrender of any certificate representing Series F Preferred Stock at such place, the Corporation, at the request of the record

Holder of such certificate, will execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

9. Protective Provision. So long as any shares of Series F Preferred Stock are outstanding, the Corporation will not, without the affirmative approval of the Holders of a majority of the shares of the Series F Preferred Stock then outstanding (voting as a class). (i) alter or change adversely the powers, preferences or rights given to the Series F Preferred Stock or alter or amend this Certificate of Designations, (ii) authorize or create any class of stock ranking as to distribution of dividends senior to the Series F Preferred Stock, (iii) amend its certificate of incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series F Preferred Stock, (v) liquidate, dissolve or wind-up the business and affairs of the Corporation, or effect any Deemed Liquidation Event (as defined below), or (vi) enter into any agreement with respect to the foregoing.

10. Notices. Any and all notices to the Corporation will be addressed to the Corporation's President or Chief Executive Officer at the Corporation's principal place of business on file with the Secretary of State of the State of Delaware. Any and all notices or other communications or deliveries to be provided by the Corporation to any Holder hereunder will be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder will be deemed given and effective on the earliest of (1) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number of the Corporation prior to 8:00 p.m. Eastern time, (2) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this section later than 5:30 p.m. but prior to 11:59 p.m. Eastern time on such date, (3) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (4) upon actual receipt by the party to whom such notice is required to be given.

11. Lost or Mutilated Preferred Stock Certificate. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series E Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

12. **Headings.** The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and will not be deemed to limit or affect any of the provisions hereof.

13. **Definitions.** For purposes of this Series F Preferred Shares Designation, the following terms shall have the following meanings:

a. "Deemed Liquidation Event" means (a) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation

b. "Trading Day" means any day on which the Common Stock is traded on the Trading Market; provided that it shall not include any day on which the Common Stock is (i) scheduled to trade for less than 5 hours, or (ii) suspended from trading.

c. "Trading Market" means the OTC Bulletin Board, OTC Markets, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE Amex, or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

d. "VWAP" means, for any Trading Day, the volume- weighted average price, calculated by dividing the aggregate value of Common Stock traded on the Trading Market during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on the Trading Market for such Trading Day.

RESOLVED, FURTHER, that the chairman, chief executive officer, president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Designation of Preferences, Rights and Limitations of Series F Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 8th day of July 2014.

By" ______________

Name: Bo Linton

Title: Chief Executive Officer and Secretary